Exhibit 10.34

February 11, 2022

Jason O'Byrne

XXXXXXXXX

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Dear Jason:

I am pleased to announce that the Caribou Board of Directors has approved a bonus based on the Company’s achievements in 2021. You will receive a one-time payment of $157,775, less applicable withholding taxes, on February 22, 2022. Congratulations! Additionally, your base salary has been increased to $440,000, effective January 1, 2022. Your February 15, 2022 paycheck will reflect your new salary as well as a retroactive payment back to January 1 for your salary increase. Your target bonus will be 40% in 2022 for your role as Chief Financial Officer. Your current manager is Rachel Haurwitz.

2021 was a pivotal year for the Company as we signed a license and collaboration agreement with AbbVie, closed the Series C financing, and became a publicly traded company. Additionally, as publicly disclosed in July, the first patient was dosed in Caribou’s Phase 1 ANTLER clinical trial for our allogeneic anti-CD19 CAR-T cell therapy (CB-010). The other members of the Board and I are grateful to you for your hard work and your achievements in 2021. Caribou has the exciting and challenging opportunity to transform the field of medicine with our product candidates. Only through the continued collective efforts of the herd will we achieve our ambitious 2022 goals.

All other terms and conditions of your employment are governed by the Officer Employment Agreement between you and the Company, dated July 27, 2021. Thank you again for your contributions to the Company’s accomplishments in 2021. Please let Cindy know if you wish to contribute to your 401(k) account from your bonus payment.

I am excited about all we will accomplish together in 2022!

Best regards,

/s/ Rachel E. Haurwitz

Rachel E. Haurwitz, Ph.D.

President and CEO

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030